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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
SUBMITTED:  SEPTEMBER 29, 2000

FOR FURTHER INFORMATION, CONTACT:
MEDIA                                         ANALYSTS
DOROTHY BROWNLEY   (614) 480-4531             ANNE CREEK     (614) 480-3954



                          HUNTINGTON BANCSHARES REVISES
                       EARNINGS OUTLOOK FOR 2000 AND 2001


         COLUMBUS, Ohio - Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) today announced that it is revising its earnings outlook for third and fourth quarter 2000 and for 2001. The revised operating earnings per share estimates are $.30 for third quarter 2000 and ranges of $.31 to $.33 for fourth quarter 2000 and $1.40 to $1.50 for 2001. Additionally, for the third quarter 2000, the company plans to record a one-time charge to earnings of $33 million after-tax, or $.13 per share, representing a write-down of the auto lease residual values associated with its $3 billion auto leasing portfolio.
         "We are disappointed to report a lowering of our earnings estimates," said Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated. "A variety of factors contributed to the shortfall, including the repricing of consumer deposits to stimulate growth, the flat yield curve which has put pressure on net interest income, lower than expected growth in retail investment products, and a reduction in mortgage banking origination volumes. In addition, our very successful expense reduction program, which has significantly reduced operating costs over the past year, delayed implementation of our revenue initiatives."
         Wobst continued, "As part of our Huntington 2000+ program, the company has repositioned its balance sheet to reduce earnings volatility, employed a number of talented senior executives and changed our management approach from a regional to a line of business structure. We believe these actions, combined with expansive product changes, a disciplined daily sales

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management process, and strategic investments in technology provide a strong foundation to drive top-line revenue growth from our core business lines."
         Looking ahead to 2001, Huntington expects to earn $1.40 to $1.50 per share, excluding the impact of any securities gains and other non-recurring items. It is also important to note the company has substantially reduced its risk profile by increasing its reserve for auto lease residuals; selling $541 million of credit card receivables in the fourth quarter 1999; selling $3 billion of the company's mortgage servicing portfolio in the second quarter 2000; and, by continuing to expand its percentage of revenue generated from fee income sources such as electronic banking and insurance.
         "We believe the steps we've taken will make us a stronger company and will better position us for long-term growth," said Wobst. "Our strategic repositioning provides a more stable revenue base from which to grow. Additionally, we will continue to explore acquisition opportunities in niche businesses and within certain geographies to improve the value of the franchise."
         A conference call to discuss this announcement will be held today at 9:30 a.m. and will be available via a live Internet Webcast at www.streetfusion.com. The slides for the conference call, along with management's comments, will be filed with the Securities and Exchange Commission on Form 8-K.
         Huntington Bancshares Incorporated is a $29 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has over 134 years of serving the financial needs of its customers. Huntington provides innovative products and services through over 600 offices in Florida, Indiana, Kentucky, Maryland, Michigan, New Jersey, Ohio and West Virginia. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong. Huntington also offers products and services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank, and through its network of more than 1,400 ATMs.

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         For faxed copies of all company news releases, please call (800)
758-5804 extension 423276.
FORWARD-LOOKING STATEMENT DISCLOSURE:
         This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the successful integration of acquired businesses; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure.

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